CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-07257) pertaining to the Housecall Medical Resources, Inc. and its Subsidiaries 1996 Stock Option and Restricted Stock Purchase Plan; Housecall Medical Resources, Inc. and its Subsidiaries (1994) Stock Option and Restricted Stock Purchase Plan; and Housecall Medical Resources, Inc. and its Subsidiaries Performance Stock Option and Restricted Stock Purchase Plan of our report dated August 20, 1997, with respect to the combined financial statements of the Healthfirst Entities (as described in Note 1 to the combined financial statements) included in the Current Report on Form 8-K/A filed with the Securities and Exchange Commission.


                    /s/ Ernst & Young LLP



Atlanta, Georgia
August 20, 1997